Exhibit 99.1

Paris, February 14th, 2018

Dear Ablynx Employees,

On January 22nd, Ablynx and Sanofi announced an agreement to join forces and help make a meaningful impact on patients worldwide. As the Chief Executive Officer of Sanofi, I’d like to introduce myself and share a little about the company.

Sanofi is a global company devoted to human health care with a direct presence in more than 100 countries. We pride ourselves on working with the best people and carefully retaining diverse cultures and local capabilities. We work passionately every day to understand and solve the healthcare needs of people around the world, and that purpose is at the core of what we do. Everyone at Sanofi is deeply committed to making a difference to patients and living our motto of Empowering Life.

As you know, Sanofi already has a robust presence in Belgium with more than 900 employees working across three locations, including our Belgium headquarters in Diegem, our EU office in Brussels and our advanced biologics manufacturing site in Geel, which became part of Sanofi with our acquisition of Genzyme in 2011. Sanofi Genzyme is now the specialty care and rare disease unit within Sanofi, and this unit is well-prepared to capitalize on the addition of the Ablynx portfolio. We intend to maintain and support the great science center Ablynx created in Ghent, which combined with our existing industrial investment in Geel will make Flanders an even more important center of excellence for Sanofi.

During our partnership with you over the last couple years, Sanofi has had the chance to work with your impressive team and see firsthand your unique proprietary Nanobody® technology. This technology perfectly complements our R&D centers of excellence model that can be leveraged across our business. I am confident that with Sanofi’s global reach and proven approach, we can accelerate development of Ablynx’s exciting pipeline and make a meaningful impact for patients.

Together we have a shared passion to pursue innovative research and deliver therapies that addresses critical needs. Building on our complementary strengths and learning from each other we will be able to make advancements in medicine to the benefit of patients worldwide.

While we are excited for the potential of our future together, I want to emphasize that until the transaction is completed, Ablynx will continue to operate as a separate company.

Following the successful closing of the first acceptance period, we will formally welcome you in joining our journey in transforming healthcare. Edwin and I will organize a townhall session to meet in person when we are closer to that day. We are impressed by all that you have achieved and look forward to our future and all we can achieve together.

My Best regards,

Olivier Brandicourt

CEO

Additional Information for US investors

The tender offer for the outstanding ordinary shares (“Shares”), American Depositary Shares issued by J.P. Morgan Chase Bank, N.A., acting as depositary (“ADSs”), warrants (“Warrants”) and convertible bonds of Ablynx (“Bonds” and, together with the Shares, ADSs and Warrants, the “Securities”) has not yet commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any Securities of Ablynx.

At the time the tender offer is commenced, Sanofi will file, or cause to be filed, a tender offer statement on Schedule TO with the SEC and thereafter, Ablynx will file a solicitation/recommendation statement on Schedule 14D-9. Holders of Securities are urged to carefully review the documents that will be filed by Sanofi and Ablynx with the SEC because these documents will contain important information, including the terms and conditions of the tender offer.

The offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the solicitation/recommendation statement, will be available when filed to all holders of Securities of Ablynx at no expense to them. When filed these documents will be available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Sanofi at ir@sanofi.com or on Sanofi’s website at https://en.sanofi.com/investors.

Additional information with regard to the Belgian offer

The tender offer for the outstanding ordinary shares (“Shares”), American Depositary Shares issued by J.P. Morgan Chase Bank, N.A., acting as depositary (“ADSs”), warrants (“Warrants”) and convertible bonds of Ablynx (“Bonds” and, together with the Shares, ADSs and Warrants, the “Securities”) has not yet commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any Securities of Ablynx.

Following its approval by the Belgian Financial Services and Markets Authority (FSMA), the prospectus as well as the memorandum of response of Ablynx board, will be made available to all holders of Securities of Ablynx at no expense to them. Once available, copies of these documents may be obtained for free by contacting Sanofi at ir@sanofi.com or on Sanofi’s website at https://en.sanofi.com/investors.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Sanofi’s and Ablynx’s management each believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanofi and Ablynx, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, risks related to Sanofi’s and Ablynx’s ability to complete the acquisition on the proposed terms or on the proposed timeline, including the receipt of required regulatory approvals, the possibility that competing offers will be made, other risks associated with executing business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized, risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition, disruption from the proposed acquisition making it more difficult to conduct business as usual or to maintain relationships with customers, employees, manufacturers, suppliers or patient groups, and the possibility that, if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Sanofi’s shares could decline, as well as other risks related to Sanofi’s and Ablynx’s respective businesses, including the ability to grow sales and revenues from existing products and to develop, commercialize or market new products, competition, including potential generic competition, the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the FDA or the EMA, including decisions of such authorities regarding whether and when to approve any drug, device or biological application that may be filed for any product candidates as well as decisions regarding labelling and other matters that could affect the availability or commercial potential of any product candidates, the absence of a guarantee that any product candidates, if approved, will be commercially successful, risks associated with intellectual property, including the ability to protect intellectual property and defend patents, future litigation, the future approval and commercial success of therapeutic alternatives, and volatile economic conditions. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on the companies’ consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the public filings with the SEC and the AMF made by Sanofi and Ablynx, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Sanofi’s annual report on Form 20-F for the year ended December 31, 2016, and those listed under “Disclaimer” in the current reports on Form 6-K filed by Ablynx with the SEC. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Sanofi and Ablynx do not undertake any obligation to update or revise any forward-looking information or statements.